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Exhibit 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

BETWEEN

ALLEGIANT AIR, LLC,

COMVEST ALLEGIANT HOLDINGS LLC

AND

DARLEY PROPERTIES LIMITED

Dated as of April 4, 2005

TABLE OF CONTENTS

1. Sale and Purchase of Preferred Shares	1
1.1 Sale and Purchase of Preferred Shares	1
2. Purchase Price	1
2.1 Amount of Purchase Price	1
2.2 Payment of the Purchase Price	1
3. Closing; Termination of Agreement	1
4. Representations and Warranties of the Company	2
4.1 Organization; Good Standing; Capitalization	2
4.2 Authorization of Agreement; Enforceability	3
4.3 Subsidiaries	3
4.4 Consents of Third Parties	3
4.5 Authorization of Preferred Shares	4
4.6 Financial Statements	4
4.7 No Undisclosed Liabilities	4
4.8 Absence of Certain Developments	5
4.9 Taxes	6
4.10 Real Property	7
4.11 Tangible Personal Property	8
4.12 Intangible Property	9
4.13 Material Contracts	10
4.14 Employee Benefits	11
4.15 Employees	12
4.16 Litigation	12
4.17 Compliance with Laws; Permits	12
4.18 Environmental Mailers	13
4.19 Investment Company Act	13
4.20 Transactions with Affiliates	13
4.21 Accounts Receivable	13
4.22 Restrictions	14
4.23 Strategic Partners and Customers	14
4.24 Disclosure; Survival	14
4.25 Financial Advisors	14
4.26 Insurance	14
4.27 Improper Actions	15
5. Representations and Warranties of the Purchasers	15
5.1 Organization and Good Standing	15
5.2 Authorization of Agreement	16
5.3 Purchaser Representation	16
5.4 Investment Intention	16
5.5 Disclosure of Information	16
5.6 Financial Advisors	16
5.7 Reliance	16
5.8 Legend	16

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6. Further Agreements of the Parties	17
6.1 Reservation of Shares	17
6.2 Use of Proceeds	17
6.3 Access to Information	17
6.4 Confidentiality	17
6.5 Other Actions	17
6.6 Indemnity	18
6.7 Settlement of Claims	18
6.8 Financial Statements, Reports, Etc	19
6.9 Clawback	20
6.10 Conduct of Business	20
6.11 Limited Liability Company Status	20
6.12 2004 Audited Financial Statements	20
6.13 DOT Approval	20
6.14 Bridge Note	20
7. Documents to be Delivered at the Closing	21
7.1 Documents to be Delivered by the Company	21
7.2 Documents to be Delivered by the Purchaser	22
8. Miscellaneous	22
8.1 Certain Definitions	22
8.2 Expenses	26
8.3 Specific Performance	26
8.4 Further Assurances	26
8.5 Submission to Jurisdiction; Consent to Service of Process	26
8.6 Entire Agreement; Amendments and Waivers	26
8.7 Goveming Law	27
8.8 Table of Contents; Headings; Interpretive Matters	27
8.9 Notices	27
8.10 Severability	27
8.11 Binding Effect; Assignment	27
8.12 Attorneys' Fees	28
8.13 Counterparts	28

ii

SECURITIES PURCHASE AGREEMENT

          SECURITIES PURCHASE AGREEMENT, dated as of April 4, 2005 (this "Agreement"), among ALLEGIANT AIR, LLC, a Nevada limited liability company (the "Company"), COMVEST ALLEGIANT HOLDINGS LLC ("ComVest"), DARLEY PROPERTIES LIMITED, a                         ("Darley") and the individuals listed on Exhibit A, (ComVest, Darley and such other individuals being collectively referred to as the "Purchasers" and each individually as a "Purchaser").

W I T N E S S E T H:

          WHEREAS, the Company desires to issue to Purchasers and Purchasers desire to purchase from the Company the Preferred Shares (as such term is defined below); and

          WHEREAS, certain terms used in this Agreement are defined in Section 8.1 hereof;

          NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

        1.    Sale and Purchase of Preferred Shares.

          1.1    Sale and Purchase of Preferred Shares.    Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1 hereof), the Company shall sell, assign, transfer, convey and deliver to each Purchaser, and each Purchaser shall purchase from the Company the number of Series A Convertible Preferred Shares of the Company set forth or to be set forth opposite such Purchaser's name on Exhibit A (referred to herein as the "Preferred Shares"), for the Purchase Price (as defined in Section 2.1 below) and upon the terms and conditions hereinafter set forth.

        2.    Purchase Price.

          2.1    Amount of Purchase Price.    The purchase price for the Preferred Shares shall be Four Dollars ($4.00) per Preferred Share (the "Purchase Price") for an aggregate investment amount of up to Thirty-Five Million Dollars $35,000,000. The Purchase Price shall be payable as provided in Section 2.2 hereof

          2.2    Payment of the Purchase Price.    At the Closing, each Purchaser acquiring Preferred Shares shall pay the Purchase Price for the Preferred Shares by wire transfer of clearinghouse funds or by such other method as maybe reasonably acceptable to the Company and such Purchaser to such account of the Company as shall have been designated in advance to the Purchaser by the Company.

        3.    Closing; Termination of Agreement.

          3.1   The closing (the "Closing") of the sale and purchase of the Preferred Shares provided for in Section 1.1 shall take place at 10:00 a.m., on a date which shall be no later than May 4, 2005 (the "Closing Date"); provided, however, that such date may be extended by the Company in its sole discretion (but in no event later than October 4, 2005 (the "Outside Closing Date")) until such time as the Company shall have obtained appropriate U.S. Department of Transportation (the "DOT") approval for the ownership changes contemplated hereby (the "DOT Approval"). The Closing shall be accomplished by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser, among other things, the number of Preferred Shares to be purchased by such Purchaser against payment of the purchase price therefor by check, made payable to the order of the Company or by wire transfer to an account specified by Company.

          3.2   Notwithstanding anything to the contrary in this Agreement, the obligations of a Purchaser to effect the Closing and consummate the transactions contemplated hereby shall only be conditioned on the Company's receipt of the DOT Approval for such Purchaser's acquisition of the Shares to be purchased by it hereunder.

          3.3   This Agreement maybe terminated by any party by delivery of specific and reasonably detailed written notice setting forth the basis for the termination, including, as applicable, details of the conditions which have not been satisfied, to all other parties at any time prior to the Closing as follows:

          (a)   by ComVest or the Company if the DOT Approval shall not have been obtained by the Outside Closing Date; provided, however, that the right to terminate this Agreement under this Section 3.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

          (b)   by ComVest if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement such that the Company shall not be able to provide at Closing the certificate referred to in Section 7.1(g) hereof, which breach is not cured within fifteen (15) days after giving written notice by ComVest to the Company specifying such breach;

          (c)   by the Company if ComVest shall have breached any of its representations, warranties, covenants or agreements contained in Section 6.13 or 6.14 of this Agreement, which breach is not be cured within fifteen (15) days after giving written notice by the Company to ComVest specifying such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 3.3(c) if the Bridge Note (as defined herein) remains outstanding;

          (d)   by the mutual written consent of the parties hereto.

        4.    Representations and Warranties of the Company.    The Company represents and warrants to each Purchaser that:

          4.1    Organization; Good Standing; Capitalization.

          (a)   The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as it is proposed to be conducted. Except as disclosed on Schedule 4.17(b). the Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have or result in a material adverse effect on the business, properties, results of operations, prospects or conditions (financial or otherwise) of the Company.

          (b)   The authorized and issued equity of the Company is as set forth on Schedule 4.1(b). Except as disclosed on Schedule 4.1(b), there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares or other equity securities of the Company. Except as disclosed on Schedule 4.1(b), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity securities of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

          (c)   All outstanding Common Shares in the Company have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and have been issued in compliance with all applicable securities and Blue Sky laws and consistent with any preemptive rights of any Person.

          (d)   True and correct copies of the articles of organization, Operating Agreement and Certificate of Determination of the Company, each as in effect on the date hereof have been delivered by the Company to each Purchaser.

          (e)   To the best knowledge of the Company, after due inquiry, the shareholder register attached to this Agreement as Schedule A accurately records, in all material respects: (A) the name and address of each person owning shares or other equity securities of the Company and (B) the certificate number of each certificate evidencing shares of capital issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          (f)    The terms, designations, powers, preferences and relative, participating and optional or special rights, and the qualifications, limitations and restrictions of each series of Preferred Shares of the Company are as stated in the Certificate of Determination.

          4.2    Authorization of Agreement; Enforceability.    The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the "Transaction Document&'), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the Transaction Documents have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by each Purchaser) this Agreement and each of the Transaction Documents constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          4.3    Subsidiaries.

          (a)   The Company has no Subsidiaries.

          (b)   There are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth in Schedule 4.3(b), the Company is not a member of (nor is any part of its business conducted through) any partnership nor is the Company a participant in any joint venture or similar arrangement.

          4.4    Consents of Third Parties.    Except as set forth on Schedule 4.4, none of the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (a) conflict with, or result in the breach of, any provision of the articles of organization or operating agreement of the Company, (b) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any Contract, Permit or Order to which the Company is a party or by which the Company or any of its or theft properties or assets is bound; (c) constitute a violation of any Law applicable to the

  Company, or (d) result in the creation of any Lien upon the properties or assets of the Company, other than, in the case of clauses (b), (c) and (d), any such conflict, violation, breach, termination, acceleration or other event which, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change. Other than those which have been obtained or made, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof.

          4.5    Authorization of Preferred Shares.    The issuance, sale, and delivery of the Preferred Shares have been duly authorized by all requisite action of the Company, and, when issued, sold, and delivered in accordance with this Agreement, the Preferred Shares and the Common Shares deliverable upon conversion of the Preferred Shares will be validly issued and outstanding, fully paid, and nonassessable, with no personal liability attaching to the ownership thereof, and, except as may be set forth in the Operating Agreement, not subject to preemptive or any other similar rights of the owners of the Company or others. The Preferred Shares will have the rights, preferences and privileges set forth in the Certificate of Determination and the Operating Agreement.

          4.6    Financial Statements.

          (a)   Attached hereto as Schedule 4.6(a)(i) are the audited consolidated balance sheets and statements of income of the Company as at December 31, 2002 and December 31, 2003, and the related statements of operations and retained deficit and statements of cash flows of the Company for the years then ended (the "Audited Financial Statements"). Such Audited Financial Statements were prepared in accordance with GAAP. In addition, attached hereto as Schedule 4.6(a)(ii) are the unaudited consolidated Company balance sheet as at December 31, 2004, and the related statements of income and cash flows of the Company for the period then ended (the "Interim Financial Statements"). The Audited Financial Statements and Interim Financial Statements are hereinafter collectively, referred to as the "Financial Statements."

          (b)   In each case, (i) the Financial Statements have been prepared in accordance with GAAP, except for the absence of full footnote disclosures and schedules and normal year-end audit adjustments with respect to Interim Financial Statements, (ii) the Financial Statements were prepared by management of the Company and (iii) the Financial Statements present fairly in all material respects, as of their respective dates and for the periods set forth therein, the consolidated financial position, results of operations or cash flows, as the case may be, of the Company.

          (c)   The Company has not (i) created or maintained any bank accounts, funds or pools of funds not reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; (ii) disguised or intentionally misrecorded the actual nature of receipts or disbursements on the corporate books of account; (iii) paid any fees to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered; or (iv) made any payments or reimbursements to personnel of the Company or any other persons for the purposes of enabling them to expend time or to make payments of the kind or for the purposes referred to in (i)–(iii) above.

          (d)   The books and other records of the Company contain in all material respects all corporate action of the members, directors and any board committees of the Company.

          4.7    No Undisclosed Liabilities.

          (a)   Except as set forth on Schedule 4.7(a), the Company has no liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted),

  except (i) obligations under Contracts described in Schedule 4.13 or under Contracts that are not required to be disclosed thereon as a result of dollar thresholds therein; (ii) liabilities provided for in the Financial Statements; (iii) liabilities (other than accounts payable) incurred since the Financial Statements, in the ordinary course of business, the sum of which is, in the aggregate, no greater than $100,000 individually or $250,000 in the aggregate; and (iv) accounts payable in excess of those shown on the Financial Statements, incurred in the ordinary course of business, the sum of which is, in the aggregate, not greater than $250,000. Unless specifically disclosed as a breach on Schedule 4.7, disclosure of a Contract on Schedule 4.13 shall not be indicative of a breach of any provision of such Contract. Schedule 4.7 details all of the Company's accounts payable as of the date of this Agreement.

          (b)   the Company is indebted to Maurice J. Gallagher, Jr. ("Gallagher") as set forth in Schedule 4.7(b), $5,000,000 of which will be converted into 1,250,000 shares of newly created Class B Convertible Preferred Shares which will be junior to the Preferred Shares in accordance with the terms of the Certificate of Determination.

          4.8    Absence of Certain Developments.    Except as set forth in Schedule 4.8 and since December 31, 2004:

          (a)   there has not been any Material Adverse Change nor has any event occurred which could reasonably be expected to result in any Material Adverse Change; or

          (b)   there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $100,000 for any single loss or $200,000 for all such losses;

          (c)   there has not been any declaration, setting a record date, setting aside or authorizing the payment of; any dividend or other distribution in respect of any shares of equity of the Company or any repurchase, redemption or other acquisition by the Company, of any of the outstanding shares or other securities of; or other ownership interest in, the Company;

          (d)   there has not been any transfer, issue, sale or other disposition by the Company of any shares or other securities of the Company or any grant of options, warrants, calls or other rights to purchase or otherwise acquire such shares or such other securities;

          (e)   except with respect to the hiring of new Employees in the ordinary course of business whose annual compensation in the aggregate is not greater than $100,000 (exclusive of benefits), and except for initial option grants to Employees listed on Schedule 4.1(b). the Company has not awarded or paid any bonuses to Employees of the Company nor has the Company entered into any employment, deferred compensation, severance or similar agreements (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, Employees, agents or Representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, Employees, agents or Representatives, other than in the ordinary course of business consistent with past practice which increases in the aggregate do not exceed $100,000 in annual cost to the Company, and other than as may have been required by law or insurers;

          (f)    the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of the Company, other than for reimbursement of expenses in the ordinary course of business consistent with past practices;

          (g)   the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

          (h)   the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be Material to the Company;

          (i)    the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not result in a Material Adverse Change;

          (j)    the Company has not transferred or granted any rights under any contracts, leases, licenses, agreements or Intangible Property (as defined in Section 4.12 hereof) used by the Company in its business which reasonably could be expected to result in a Material Adverse Change; and

          (k)   other than the purchases or lease of aircraft, engines or parts, the Company has not made any binding commitment to make any capital expenditures or capital additions or betterments in excess of $250,000 in the aggregate.

          4.9    Taxes.

          (a)   Except as set forth in Schedule 4.9(a), (i) all Tax Returns required to be filed by or with respect to the Company have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the activities or income of the Company or could result in liability of the Company on the basis of joint and/or several liability) and, to the best knowledge of the Company after due inquiry, no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of the Company after due inquiry, threatened Actions for the assessment or collection of Taxes against the Company or (insofar as either relates to the activities or income of the Company or could result in liability of the Company on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with the Company on a consolidated, combined or unitary basis; (vi) there are no Tax liens on any assets of the Company; (vii) neither the Company nor any Affiliate is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company of any "excess parachute payments" within the meaning of section 280G of the Code (without regard to Section 280G(b)(4) of the Code); (viii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement; (ix) the Company has not been includible in any consolidated return for any taxable period for which the statute of limitations has not expired; (x) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (xi) the Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (xii) the Company is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company to the effect that the filing of Tax Returns maybe required except where failure would not have a Material Adverse Change on the Company; (xiii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired and (xiv) the Company is not subject to any accumulated earnings tax, personal holding company Tax or similar Tax.

          (b)   Except as set forth with reasonable specificity in Schedule 4.9(b), (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Company; (iii) there are no proposed reassessments of any property owned by the Company or other proposals that could increase the amount of any Tax to which the Company would be subject; (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company; (v) the Company (A) has not or is not projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, (B) has not been a passive foreign investment company within the meaning of Section 1296 of the Code, (C) has no unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (D) has not participated in or cooperated with an international boycott within the meaning of section 999 of the Code and (v) the Company has not, to an extent that would cause a tax liability to the Company, any (A) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction.

          (c)   Schedule 4.9(c) (i) lists all income, franchise and similar income-type Tax Returns (federal, state, local and foreign) filed with respect to the Company for taxable periods ended on or after December 31, 2001, (ii) indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and (iii) indicates all Tax Returns that currently are the subject of audit.

          (d)   To the extent reasonably requested by any Purchaser, the Company has delivered to such Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2001.

          (e)   To the extent reasonably requested by any Purchaser, the Company has delivered to such Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company and a true and complete description of any such unwritten or informal agreement or arrangement.

          (f)    Except as set forth in Schedule 4.9(f), the Company has established reserves and allowances to satisfy all liabilities for Taxes relating to the Company for all taxable periods through the Closing (without regard to the materiality thereof).

          4.10    Real Property.

          (a)   The Company does not own any real property.

          (b)   Schedule 4.10(b) sets forth a complete list of all real property and interests in real property leased by the Company (each a "Real Property Lease," and collectively, the "Real Property Leases") as lessee or lessor. To the Company's knowledge, the Company has good and marketable title to the leasehold estates in all Real Property Leases in each case free and clear of all Liens, except for Liens incurred in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. The Company has no reason to believe that such title would not be insurable subject to customary exceptions.

          (c)   Each of the Real Property Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Real Property Lease by the Company or, to the best knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by the Company thereunder except where such default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. The Company has provided to the Purchasers true, correct and complete copies of the Real Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

          (d)   No previous or current party to any Real Property Lease has given notice of or made a claim with respect to any breach or default thereunder. With respect to those Real Property Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.

          4.11    Tangible Personal Property.

          (a)   Except as disclosed in Schedule 4.11(a), all aircraft owned, leased or in the possession and control of the Company are in an airworthy condition, and are being maintained according to FAA regulatory standards and the Company's FAA authorized maintenance program. A list of all aircraft now owned, leased or in the possession and control of the Company is attached hereto as Schedule 4.11(a). Except as set forth in said Schedule 4.11(a). all other operating properties, leasehold improvements and equipment of the Company are in normal operating condition, free from any known defects, except such minor defects as do not materially interefere with the continued use thereof in the conduct of normal operations.

          (b)   Schedule 4.13(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $100,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the Company or any of its respective properties or assets is bound. The Company has made available to the Purchasers true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

          (c)   (i) Each of the Personal Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the best knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by the Company thereunder, except where such default individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; and

            (ii)   No previous or current party to any such Personal Property Lease has given notice of or made a claim with respect to any breach or default thereunder.

          (d)   With respect to those Personal Property Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.

          (e)   Except as set forth on Schedules 4.11(e) and 4.13(a), the Company has good, legal and marketable title to all of the material items of tangible personal property owned by it, free and clear of any and all Liens, except for Liens incurred in the ordinary course of business which individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are reasonably suitable for the purposes used for the operation of the business of the Company.

          4.12    Intangible Property.

          (a)   "Proprietary Rights" shall mean any and all of the following which have been or are used and/or owned by, and/or issued or licensed to the Company, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, utility model registrations and applications; design registrations and applications; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works; mask works; all Internet websites, URLs and domain names, and all registrations, applications, and renewals for any of the foregoing; trade secrets and confidential information (including without limitation, ideas, formulae, compositions, know-bow, manufacturing and production processes and techniques, research and developmental information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases, object code, source code, microcode and firmware and related documentation); other proprietary and intellectual property rights; licenses or other agreements including but not limited to those assigning, waiving or relating to rights of publicity, moral rights or neighboring rights to or from third parties; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.12(b) attached hereto.

          (b)   Schedule 4.12(b) sets forth a complete and correct list of (i) all patents, trademark and servicemark registrations, copyright registrations and other registered Proprietary Rights as well as all pending applications therefor; (ii) all corporate names, trade names and unregistered trademarks used by the Company (to the extent not reflected on other schedules attached hereto) as its own marks; (iii) all unregistered copyrightable works authorized by the Company, mask works, and material computer software owned or licensed by the Company (other than commercial software products generally available to consumers); (iv) all of the Company's URLs; and (v) all licenses or similar agreements to which the Company is or just prior to Closing was a party either as licensee or licensor for the Proprietary Rights, in each case identifying the subject Proprietary Rights.

          (c)   Except as set forth on Schedule 4.12(c), (i) the Company owns and possesses all right, title and interest, free and clear of all Liens, in and to, and, to the best knowledge of the Company, has a valid and enforceable right to, each of the Proprietary Rights as described on Schedule 4.12(b), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or, to the best knowledge of the Company, is threatened, except for those which could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; (ii) the Proprietary Rights comprise all intellectual property rights which are currently being used by the Company or which are necessary for the operation of the business as currently conducted or contemplated by the Company, and to conduct the Company's business; (iii) no loss or expiration of any Proprietary Right or related group of Proprietary Rights is, to the Company's knowledge, threatened, or is pending or reasonably foreseeable, except for those which could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; (iv) the Company has not received any notices of, nor is the Company aware of any facts which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights including, without limitation, any demand or request by the Company that such third party license any of the Proprietary Rights from the Company or to the Company; (v) to the best of the Company's knowledge, the Company has not infringed, misappropriated or otherwise conflicted with any rights, including intellectual property rights, of any third parties, and the Company is not aware of any infringement, misappropriation or conflict by the Company of any third-party patent, trademark, copyright or other intellectual property right, or of any such infringement, misappropriation or conflict which shall occur as a result of the continued operation of the business by the Company, as currently conducted or to conduct the Company's business as presently conducted, and there is no demand or request from a third party that the Company take a license under any intellectual property right; and (vi) none of the Proprietary Rights owned by or licensed to the Company are, to the best knowledge of the Company, being infringed, misappropriated or conflicted by any third party.

          (d)   All of the Proprietary Rights are owned by, or properly assigned or licensed to, the Company or use thereof is otherwise authorized, except to the extent the failure to be so owned, assigned, licensed or otherwise authorized could not reasonably be expected to, individually or in the aggregate, cause a Material Adverse Change. The Company has not, to its knowledge, disclosed, and is not aware of any disclosure by any other Person of, any of its trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement or disclosure to the Company's owners.

          4.13    Material Contracts.

          (a)   Except as set forth on Schedule 4.13(a), neither the Company nor any of its respective properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business, or involving a commitment or payment in excess of $250,000 or otherwise material to the business of the Company; (ii) employment, consulting, noncompetition, severance, "golden parachute" or indemnification Contract involving, individually or in the aggregate, annual payments of more than $100,000 (including, without limitation, in each case any Contract to which the Company is a party involving Employees of the Company); (iii) Contract among owners or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets (except in the ordinary course of business) or equity of the Company or any other Person or involving a sharing of profits; (iv) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of the Company; (v) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract; (vi) Contract with any Governmental Body; (vii) Contract with respect to the discharge, storage or removal of Hazardous Materials; or (viii) binding commitment or agreement to enter into any of the foregoing. The Company has delivered to each Purchaser true, correct and complete copies of the Contracts listed on Schedule 4.13(a) (except as noted thereon), together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

          (b)   (i) Each of the Contracts listed on Schedule 4.13(a) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Contract by the Company or, to the best knowledge of the Company, by any other party thereto except where such unenforceability or default could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change, and to the best knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder except where such default could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.

            (ii)   No previous or current party to any Contract has given notice to the Company of or made a claim with respect to any breach or default thereunder and the Company is not aware of any notice of or claim to any such breach or default.

          (c)   With respect to the Contracts listed on Schedule 4.13(a) that were assigned to the Company by a third party, all necessary consents to such assignment have been obtained.

          4.14    Employee Benefits.

          (a)   Except as set forth on Schedule 4.14(a), the Company has not made contributions to any pension, defined benefit, or defined contribution plans for its Employees which are subject to ERISA.

          (b)   Set forth on Schedule 4.14(b) is a true and complete list of each Company Benefit Plan and each Employee Agreement providing for annual compensation in excess of $100,000 Except as set forth on Schedule 4.14(b), the Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Company Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Company Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Purchasers, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

          (c)   Except as set forth on Schedule 4.14(c), (i) the Company does not maintain or contribute to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; and (ii) the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

          (d)   To the best of its knowledge, the Company (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees, except where the failure to be in such compliance could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrearages of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

          (e)   No work stoppage or labor strike against the Company by Employees is pending or, to the best knowledge of the Company, threatened. The Company (i) is not involved in or, to the best knowledge of the Company, threatened with any significant labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of significant unfair labor practices or discrimination complaints; (ii) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act which would cause a Material Adverse Change; and (iii) is not presently bound by, nor has been in the past a party to or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Company. No Employees are currently represented by any labor union for purposes of collective bargaining and, to the best knowledge of the Company, no activities the purpose of which is to achieve such representation of all or some of such Employees are ongoing or threatened.

          (f)    Except as set forth on Schedule 4.14(f), no benefits shall accrue, become payable, vest or accelerate as a result of the Transaction under any Company Benefit Plan or Employee Agreement or any other arrangement, including, but not limited to, the vesting of benefits under any "employee benefit plan" within the meaning of Section 3(3) of ERISA, the acceleration of stock or stock related awards, or the payment of any amount under any Employee Agreement or Company Benefit Plan.

          4.15    Employees.    To the best knowledge of the Company, no key executive Employee and no group of Employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an Employee or independent contractor with the Company.

          4.16    Litigation.    There are no Legal Proceedings pending or, to the best knowledge of the Company, threatened that question the validity of this Agreement or the Transaction Documents or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby. Schedule 4.16 sets forth a true, correct and complete list of all Legal Proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its properties or assets (including Company Benefit Plans), at law or in equity, and, to the best knowledge of the Company, there is no reasonable basis for any other such Legal Proceeding. There is no outstanding or, to the best knowledge of the Company, threatened Order of any Governmental Body against, affecting or naming the Company or affecting any of its properties or assets.

          4.17    Compliance with Laws: Permits.

          (a)   Except as disclosed in Schedule 4.17(a), the Company is and at all times has been in compliance with all Laws and Orders promulgated by any Governmental Body applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, except where the failure to be in such compliance could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change. The Company has not received, and does not know of the issuance of, any notices of violation or alleged violation by the Company of any such Law or Order by any Governmental Body.

          (b)   Except as disclosed in Schedule 4.17(b), the Company has obtained all Permits necessary for the conduct of its business as currently conducted, except where the failure to obtain a Permit could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse

  Change. The Company has not received any notice from any source to the effect that there is lacking any such Permit required in connection with the current operations of the Company. To the best of its knowledge, the Company has made all required filings with Governmental Bodies, except where the failure to make such filings could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change.

          4.18    Environmental Matters.    (a) The operations of the Company have been and, as of the Closing Date, will be in material compliance with all Environmental Laws, except where the failure to be in such compliance could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; (b) the Company has obtained, currently maintains and, as of the Closing Date, will have all Environmental Permits necessary for its operations, other than such Environmental Permits the lack of which could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change; to the Company's best knowledge, all such Environmental Permits are and, as of the Closing Date, will be, in good standing; there are no Legal Proceedings pending or, to the best knowledge of the Company, threatened to revoke any such Environmental Permit; the Company is, and as of the Closing Date will be, in material compliance with such Environmental Permits; and the Company has not received any notice from any source, and has not otherwise obtained knowledge, to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any Real Property Lease; (c) the Company and all of its past and current Facilities and operations are not subject to any outstanding written Order or Contract, including Environmental Laws, with any Governmental Body or Person, or to the best knowledge of the Company, subject to any federal, state, local or foreign investigation respecting (1) Environmental Laws, (2) any Remedial Action or (3) any Environmental Claim arising from the Release or threatened Release of a Hazardous Material; (d) the Company is not subject to any Legal Proceeding alleging the violation of any Environmental Law or Environmental Permit; (e) the Company has not received (nor, to the best knowledge of the Company, has there been issued) any written communication, whether from a Governmental Body, citizens' group, Employee or any other Person, that alleges that the Company is not in compliance with any Environmental Law or Environmental Permit; (f) to the Company's knowledge, the Company does not have any liabilities with respect to Hazardous Materials, and to the Company's knowledge, no facts or circumstances exist which, in the aggregate, could give rise to liabilities with respect to Hazardous Materials; and (g) to the Company's best knowledge, there is not now on or in any property of the Company (1) any underground storage tanks or surface tanks, dikes or impoundments; (2) any asbestos-containing materials or (3) any polychlorinated biphenyls, that, in any such case described in this clause (g), could reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change.

          4.19    Investment Company Act.    The Company is not, nor is it directly or indirectly controlled by or acting on behalf of any Person that is, an investment company within the meaning of the Investment Company Act of 1940, as amended.

          4.20    Transactions with Affiliates.    Except as set forth on Schedule 4.20, the Company has not made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction with, any Affiliate, including without limitation, the purchase, sale or exchange of property or the rendering of any service.

          4.21    Accounts Receivable.    The accounts receivable of the Company as set forth on the Financial Statements (net of the bad debt allowance) or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods or performance of services in the ordinary course of business consistent with past practice; and to the Company's knowledge, are not subject to any valid defenses, set-offs, counterclaims or returns.

          4.22    Restrictions.    Except as disclosed on Schedule 4.22, the Company is not a party to any indenture, agreement, Contract, commitment, lease, plan, license, permit, authorization or other instrument, document or agreement, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts, so far as the Company can now reasonably foresee, the business operations, assets, properties, prospects or condition (financial or otherwise) of the Company.

          4.23    Strategic Partners and Customers.    Except as set forth on Schedule 4.23, the Company has not received any notice or other communications (written or oral) from any of the Company's material customers or material strategic partners terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between a material customer or material strategic partner and the Company and to the Company's knowledge, there does not exist any actual event or other business condition of any character whatsoever, including the loss of any material customer or material strategic partner, that is likely to result in a Material Adverse Change. To the Company's knowledge, the consummation of the transactions contemplated hereunder will not have any adverse effect on the business relationship of the Company with any material customer or material strategic partner other than as set forth or Schedule 4.23.

          4.24    Disclosure; Survival.    To the best of its knowledge, this Agreement, the Financial Statements and the Schedules provided in connection with this Agreement, taken as a whole, do not contain any untrue statement of material fact, fairly represent the business, properties, assets, liabilities, obligations and condition, financial or otherwise, of the Company in all material respects, and do not knowingly fail to state a material fact necessary in order to make the statements contained therein and herein, when taken as a whole, not misleading. There is no fact which has not been disclosed to the Purchasers of which the Company is aware and which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, financial condition, operating results, earnings, assets, customer, supplier, Employee or sales representative relations or business prospects of the Company. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified pursuant to Section 6.6 within the time period set forth in this Section 4.24 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall remain in full force and effect for a period of eighteen (18) months following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of eighteen (18) months following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified pursuant to Section 6.6 within the time periods set forth in this Section 4.24 shall survive until such claim is finally and fully resolved.

          4.25    Financial Advisors.    Except as set forth on Schedule 4.25, no agent, broker, investment banker, finder, financial advisor or other person acting on behalf of the Company or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company.

          4.26    Insurance.    Schedule 4.26 lists all insurance policies carried by the Company covering its properties and business. Such insurance insures against such losses and risks as are adequate in accordance with customary industry practice to protect the Company and its business. The

  Company has not received notice (excluding notice of a premium increase or contract expiration date) of any pending or threatened termination or retroactive premium increase with respect thereto, and to the Company's knowledge, the Company is in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against current or prior insurance by the Company as to which insurers have denied liability, and there exists no material claim under current or prior insurance that has not been properly filed by the Company.

          4.27    Improper Actions.    The Company, or to the best knowledge of the Company, any of its officers, directors, partners, employees, agents or affiliates or any other person acting on behalf of the Company has not, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, official or employee of any Governmental Body, Governmental Body or any political party or candidate for office (domestic or foreign) or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company, or any other individual or entity to any damage or penalty in any Legal Proceeding, (ii) if not given in the past, might have caused a Material Adverse Change or (iii) if not continued in the future, might cause a Material Adverse Change.

        5.    Representations and Warranties of the Purchasers.    Each Purchaser hereby severally, and not jointly, represents and warrants to the Company that:

          5.1    Organization and Good Standing.    Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

          5.2    Authorization of Agreement; Enforceability.

          (a)   Such Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of this Agreement and each Purchaser Document has been duly authorized by all necessary action on behalf of such Purchaser.

          (b)   This Agreement and each Purchaser Document has been duly executed and delivered by such Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitute the legal, valid and binding obligations of such Purchaser, enforceable against Purchaser in accordance with theft respective terms.

          5.3    Purchaser Representation.    Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Preferred Shares. Such Purchaser has been given the opportunity to examine all documents requested by such Purchaser, conduct due diligence and ask questions of, and to receive answers from, the Company and its respective representatives concerning the terms and conditions of an investment in the Preferred Shares.

          5.4    Investment Intention.    Such Purchaser is acquiring the Preferred Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof in violation of the Securities Act, and that it is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission. Such Purchaser understands that the Preferred Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The principal place of business or domicile of such Purchaser is as set forth on Exhibit A.

          5.5    Disclosure of Information.    Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Preferred Shares. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Preferred Shares and the business, properties, prospects and financial condition of the Company.

          5.6    Financial Advisors.    No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of such Purchaser or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of such Purchaser. The parties agree that the Company shall be responsible for all fees due to Raymond James in connection with this transaction.

          5.7    Reliance.    In making its decision to acquire the Preferred Shares, such Purchaser has not relied on any information provided by the Company, Raymond James & Associates, Inc. or its other representatives, other than the representations and warranties contained herein and in the other Transaction Documents executed in connection herewith.

          5.8    Legend.    Such Purchaser acknowledges that the share certificate representing the Preferred Shares shall bear a restrictive legend as to limitations or transferability imposed by applicable federal and state securities laws.

        6.    Further Agreements of the Parties.

          6.1    Reservation of Shares.    For so long as the Preferred Shares are convertible, the Company shall reserve that number of Common Shares issuable upon conversion of the Preferred Shares, which shares shall not be subject to any preemptive or other similar rights except as may be set forth in the Investors Agreement (collectively, the "Reserved Shares").

          6.2    Use of Proceeds.    The Company intends to use up to $1,000,000 of the proceeds from the sale of the Preferred Shares under this Agreement to buy back shares of capital stock of the Company; provided, however, that the Company shall not buy back greater than $250,000 worth of capital stock of the Company from any single Person and its Affiliates and; provided, further, that the Company shall not allocate any proceeds from the sale of the Preferred Shares under this Agreement to buy back shares of capital stock of the Company from Gallagher. The Company shall use the remainder of proceeds from the sale of the Preferred Shares under this Agreement for (i) working capital purposes, including to purchase aircraft, engines, parts or related equipment or to repay any Working Capital Advances (as defined in Section 6.10), (ii) to repay the Bridge Note (as defined below), if any, and (iii) other general corporate purposes; provided, however, that in no event shall the Company apply any proceeds derived herefrom or in connection with the Bridge Note toward the repayment of any indebtedness other than the extinguishment of purchase money security interests (as defined under the Uniform Commercial Code) for aircraft, engines, parts or related equipment, Working Capital Advances or indebtedness owed by the Company to ComVest.

          6.3    Access to Information.    Until the consummation of a Public Offering, the Purchasers shall be entitled, at their expense, upon reasonable notice, to make such reasonable investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as they reasonably request and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances without unreasonable interference with the Company's normal business operations, and the Company and its respective employees shall cooperate fully therein. No investigation by the Purchasers prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Transaction Documents. In order that the Purchasers may have full opportunity to make such physical, business, accounting and legal review, examination of the affairs of the Company as may be reasonably requested, the Company shall cause its Representative to cooperate fully with the Representatives of the Purchasers in connection with such review and examination; provided that the Company shall not be required to incur any material expense related thereto. Each Purchaser shall agree to maintain the confidentiality of information obtained as a result of the exercise of its rights granted under this Section 6.3.

          6.4    Confidentiality.    Except as may be required by applicable Law, neither the Company nor any Purchaser or any of their respective Affiliates shall at any time divulge, disclose, disseminate, announce or release any information to any person concerning this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby without first obtaining the prior written consent of the other party hereto; provided, however, each Purchaser shall be entitled to disclose information with respect to its investment in the Company on any reports such Purchaser furnishes to its investors or as otherwise required by Law and the Company may disclose the terms of this Agreement in connection with an issuance of debt or equity securities or as required by law.

          6.5    Other Actions.    The Company and the Purchasers agree to execute and deliver such other documents and take such other actions, as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents.

          6.6    Indemnity.

          (a)   The Company agrees to indemnify, defend and hold harmless the Purchasers (and their partners (and each officer and director thereof), directors, officers, members, shareholders, employees, affiliates, agents and permitted assigns (collectively, "Representatives")) from and against any and all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties, and reasonable attorneys' fees, disbursements and related charges) (collectively, "Losses"), based upon, arising out of or otherwise in respect of any inaccuracy in or breach of (i) any material misrepresentation or breach of warranty by the Company in this Agreement or the other Transaction Documents or (ii) any default of any obligation, agreement or covenant of the Company under this Agreement or the other Transaction Documents, in each case so long as such Losses were not caused by the gross negligence or willful misconduct of any Purchaser or any of their respective Representatives.

          (b)   Each Purchaser agrees, severally, for itself only, to indemnify, defend and hold harmless the Company (and its directors, officers, shareholders, Employees, affiliates, agents and permitted assigns) from and against any and all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representations or warranties of such Purchaser contained in this Agreement or the Transaction Documents, so long as such Losses were not caused by the gross negligence or willful misconduct of the Company or any of its Representatives.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims relating to Taxes: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 6.6 (a) or (b), unless and until the aggregate amount of indemnifiable Losses which maybe recovered from the Indemnifying Party equals or exceeds $175,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $175,000; (ii) the maximum amount of indemnifiable Losses which maybe recovered from any Indemnifying Party arising out of or resulting from the causes set forth in Section 6.6 (a) or (b), as the case may be, shall be an amount equal to the Purchase Price paid by or received from, as the case may be such Indemnified Party and (iii) all liability under this Section 6.6 shall terminate upon the expiration of the survival period set forth in Section 4.24 hereof.

          6.7    Settlement of Claims.

          (a)   If any claim which is covered by Section 6.6 above is made against any party which is entitled to indemnification under Section 6.6 (an "Indemnified Party"), such Indemnified Party shall give written notice of such claim to the indemnifying party or parties (the "Indemnifying Party"). The Indemnifying Party shall have 20 days from the receipt of such notice to give written notice to such Indemnified Party of their intention to defend or dispute such claim, which notice will acknowledge the obligation of the Indemnifying Party to indemnify the Indemnified Party against such claim.

          (b)   If such notice is given by the Indemnifying Party within such 20-day period, the Indemnifying Party shall have the right to compromise or defend any such claim through counsel of its own choosing and at its own expense.

          (c)   Notwithstanding the foregoing provisions, the Indemnifying Party may not control the settlement of a claim without the consent of the Indemnified Party which (i) involves obtaining injunctive relief against any of the Indemnified Parties, (ii) involves any admission by the Indemnified Party contrary to its best interests, or (iii) does not provide a complete and unconditional release of the Indemnified Party.

          (d)   If prior to (i) any Indemnified Party's giving notice to an Indemnifying Party of an indemnified claim or (ii) the expiration of such 20-day period, any Indemnified Party takes action with respect to a claim indemnified hereunder, the Indemnifying Party shall not be relieved of its indemnification obligations hereunder unless the Indemnifying Party is prejudiced by such action and then only to the extent of such prejudice.

          (e)   If, within such 20-day period, the Indemnifying Party fails to give written notice to the Indemnified Party of its intention to defend such claim at its own expense or to acknowledge its obligation to indemnify the Indemnified Party against such claim, the Indemnified Party shall have the right to compromise or defend such claim through counsel of its own choosing, but for the account and at the expense of the Indemnifying Party.

          (f)    The Indemnified Parties shall provide to the Indemnifying Party periodic updates regarding the costs and expenses incurred by the Indemnified Parties and shall provide to the Indemnifying Parties from time to time such additional information about the status of the matters as the Indemnifying Parties may reasonably request.

          6.8    Financial Statements, Reports. Etc.    The Company shall furnish to each Purchaser:

          (a)   as soon as available, and in any event within 120 days after the end of each fiscal year of the Company, (i) an audited financial statement of the Company as of the end of such fiscal year; (ii) the related statements of income, members' equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP and certified by a firm of independent public accountants of recognized national standing or such other independent certified public accounting firm selected by the managing board of the Company (the "Annual Financial Statements"); and (iii) any related management letters from such accounting firm.

          (b)   as soon as available, and in any event within 30 days after the end of each month in each fiscal year a balance sheet of the Company, and the related statement of income (with statements of members' equity and cash flows to be provided quarterly), unaudited but prepared in accordance with GAAP (except that such unaudited financial statements need not contain all of the required footnotes and are subject to normal, recurring non-material year-end adjustments) and certified by the chief financial officer of the Company (the "Monthly Balance Sheet"). The Monthly Balance Sheet should be prepared as of the end of such month with statements of income for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

          (c)   when and if available (as directed by the managing board of the Company) an annual business plan and capital and operating expense budget, cash flow projections and income and loss projections for the Company, in respect of such fiscal year, as approved by the managing board of the Company and all itemized in reasonable detail and prepared on a quarterly basis, and, promptly after preparation, any revisions to any of the foregoing;

          (d)   any material document relating to the affairs of the Company delivered by the Company to any owners of the Company;

          (e)   prompt notice, and in any event within fifteen days after notice has been received by the Company, of any material litigation or any adverse claims, dispute or any other developments which could reasonably be expected to be material to the operations, assets, properties or prospects of the Company; and

          (f)    the rights provided in this Section 6.8 to a Purchaser shall terminate with respect to a Purchaser upon the earlier of (a) a Public Offering or (b) when such Purchaser (or its Affiliates) owns less than five percent (5%) of the Common Shares (including Common Shares issuable upon conversion of the Preferred Shares); provided that the rights provided in this Section 6.8 shall only be transferable to a transferee that acquires and continues to own at least 5% of the Common Shares as so calculated.

          6.9    Clawback.    The Purchasers and the holders of the Series B Convertible Shares will agree to surrender to the Company for retirement twenty-four percent (24%) of their shares of Series A Convertible Preferred Shares or Series B Convertible Preferred Shares, as the case may be, as provided in the Investors Agreement.

          6.10    Conduct of Business.    During the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause its Representatives to (a) conduct the business with diligence and in the ordinary and usual course in substantially the same manner as heretofore conducted, (b) maintain satisfactory relationships with suppliers, distributors and clients of the business and other persons with which it has material business relationships with respect thereto, (c) refrain from taking any action, or from omitting to take any action, which would cause the representations and warranties contained in Section 4 hereof to be untrue or incorrect, (d) refrain from incurring any additional indebtedness other than (i) purchase money security interests (as defined under the Uniform Commercial Code) for aircraft, engines, parts or related equipment (ii) the Bridge Note, or (iii) to satisfy the temporary working capital needs of the Company ("Working Capital Advances"), (e) refrain from entering into any agreement under which there would be the acquisition by a single entity, person or a "group" within the meaning of Rule 13d-l of the Securities Exchange Act of 1934, as amended, of more than fifty percent (50%) of the voting power or capital stock of the Company (on a filly-diluted basis), (f) notify each Purchaser of any unexpected circumstance or change in the normal course of the operations of the business and of any governmental complaints, investigations, hearings or judicial or arbitral proceedings (or communications indicating that any of the same may be contemplated) involving or potentially impacting on the business and (g) keep each Purchaser fully informed with respect to any circumstance, change or event of the kind described in clause (f) above and afford each Purchaser's Representatives prompt access to all materials prepared in connection therewith.

          6.11    Limited Liability Company Status.    All parties agree that the Company shall be maintained as a limited liability company taxable as a partnership for federal income tax purposes until and unless determined otherwise by the vote of the holders of at least 66 2/3% of the voting shares of the Company. However, any such change must be made in compliance with Section 12(c) of the Investors Agreement and no such change will be made so as to create shareholder liability for any Company obligations.

          6.12    2004 Audited Financial Statements.    The Company shall use its best efforts to promptly and prior to the Closing deliver its 2004 Audited Financial Statements which 2004 Audited Financial Statements (a) shall have been prepared in accordance with GAAP, (b) shall not contain any material deviations from the Interim Financial Statements previously delivered to the Purchasers and (c) shall not contain any information that will result in a breach, modification or amendment in any material respect to any representation or warranty contained in Section 4 hereof or any Schedule relating thereto.

          6.13    DOT Approval.    The Company shall use its best efforts to obtain the DOT Approval referenced in Section 3 of this Agreement on or before the Outside Closing Date. Each Purchaser will cooperate promptly with all information sought by the Company in connection with obtaining the DOT Approval. If the Company's aviation (DOT) counsel advises the Company that such counsel reasonably believes that the DOT Approval is being withheld or delayed as a result of foreign ownership (or questions concerning foreign ownership) in any Purchaser (other than Darley), then the Company shall notify such Purchaser of same and such Purchaser shall promptly take such steps (which could include changes to the ownership of, or voting interests in, such Purchaser) as are necessary to remedy such concerns to the satisfaction of the DOT.

          6.14    Bridge Note.    In the event the Closing does not occur on or before May 4, 2005, ComVest shall provide the Company with a bridge loan in the amount of Ten Million Dollars

  ($10,000,000) upon the Company's execution of a bridge note (the "Bridge Note") in the form attached hereto as Exhibit E.

        7.    Documents to be Delivered at the Closing.

          7.1    Documents to be Delivered by the Company.    At the Closing, the Company shall deliver, or cause to be delivered, to each Purchaser the following:

          (a)   Certificates representing the Preferred Shares issued hereunder;

          (b)   the Restated and Amended Operating Agreement duly executed by the Company and each Existing Shareholder (as defined in the Investors Agreement);

          (c)   a Certificate of Determination of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights; and

          (d)   an Investors Agreement duly executed by the Company and each Existing Shareholder (as defined therein);

          (e)   (i) a certificate of good standing with respect to the Company issued by the Secretary of State of Nevada; (ii) a copy, certified by the secretary or assistant secretary of the Company, as being a true and complete copy as of the Closing Date, of the Operating Agreement of the Company; and (iii) a copy, certified by the Secretary of State of Nevada, of the certificate of organization of the Company;

          (f)    a copy of resolutions adopted by the Company, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, the issuance of the Series A and B Preferred Shares and the reservation of the Reserved Shares and a certificate of the secretary or assistant secretary of the Company, dated the Closing Date certifying that such resolutions were duly adopted and are in full force and effect and attesting to the true signatures and to the incumbency of the officers of the Company, executing this Agreement and the Transaction Documents;

          (g)   a certificate, certified by the President of the Company, stating that (i) the respective representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date (except that the disclosure schedules may be updated to reflect changes not resulting in a Material Adverse Change with any such changes subject to ComVest's consent, not to be unreasonably withheld), (ii) there has not occurred any changes that have had or could reasonably have a Material Adverse Change on the operations or financial condition of the Company and (iii) the Company shall have performed and complied with all agreements and conditions contained in this Agreement and any other Transaction Document required to be performed or complied with by the Company prior to or at the Closing;

          (h)   evidence that Gallagher shall have exchanged Five Million Dollars ($5,000,000.00) of debt otherwise owing from the Company to him for 1,250,000 Series B Convertible Preferred Shares;

          (i)    evidence that the managing board of the Company consists of persons selected in accordance with the terms of the Investors Agreement;

          (j)    a legal opinion of counsel to the Company, in the form reasonably acceptable to each Purchaser;

          (k)   a single instrument consolidating any remaining debt otherwise owing from the Company to Gallagher in a form reasonably acceptable to the Purchasers; and

          (l)    such other documents as Purchaser shall reasonably request.

          7.2    Documents to be Delivered by each Purchaser.    At the Closing, each Purchaser shall deliver to the Company the following:

          (a)   Each Purchaser shall deliver the Purchase Price by wire transfer to an account of which the Company shall notify the Purchaser prior to the Closing Date;

          (b)   the Restated and Amended Operating Agreement duly executed by each Purchaser; and

          (c)   the Investors Agreement duly executed by each Purchaser.

        8.    Miscellaneous.

          8.1    Certain Definitions.

          "Affiliate" of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "Employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Section 3(37) 0r 4001 (a)(3) of ERISA.

          "Certificate of Determination" means the Certificate of Determination defining the rights, terms and preferences of the Series A and B Preferred Shares in the form attached hereto as Exhibit B.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Common Shares" means the Company's common shares.

          "Company Benefit Plan" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by the Company for the benefit of any Employee, and pursuant to which the Company has or may have any liability, contingent or otherwise.

          "Contract" means any Material contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

          "Employee" means each current, former, or retired employee, office consultant, independent contractor, agent or director of the Company.

          "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Company and any Employee pursuant to which the Company has or may have any liability, contingent or otherwise.

          "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Body or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, chemical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Company's business; or (iii) the Material violation, or alleged violation, of any Environmental Laws, Orders or Permits of or from any Governmental Body relating to environmental matters connected with the Facilities.

          "Environmental Law" means any Law concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and protecting public and Employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and

  Liability Act ("CERCLA") (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (33 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) ("OSHA"), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto, and any and all treaties, conventions and environmental public and employee health and safety statutes and regulations or analogous requirements of non-United States jurisdictions in which the Company conducts any business.

          "Environmental Matters" means any matter arising out of or relating to the production, storage, transportation, disposal or Release of any Hazardous Material or otherwise arising out of or relating to safety, health or the environment which could give rise to liability or require the expenditure of money to address, and shall include, without limitation, the costs of investigating and remedying any of the foregoing matters, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages or injunctive relief for alleged personal injury, property damage or damage to natural resources under common law or other Environmental Law.

          "Environmental Permit" means any Permit, variance, registration, or permission required under any applicable Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

          "Facility" means real property owned, leased or operated by the Company.

          "GAAP" means generally accepted accounting principles, as in effect in the United States.

          "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          "Hazardous Materials" means any substance, material or waste which is regulated by any local, state or federal Governmental Body in the jurisdiction in which the Company conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum products, asbestos, radon and polychlorinated biphenyls.

          "Investors Agreement" means the Investors Agreement to be signed by the Company, each holder of capital of the Company and the Purchasers in the form attached hereto as Exhibit C.

          "Knowledge" Wherever in this Agreement any representation or warranty is expressed in the terms of "knowledge" or "to the best of its knowledge" of the Company, such. knowledge shall be deemed to refer to matters which the respective officers and managing board members of the Company knew or reasonably should have known after diligent inquiry.

          "Law" means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

          "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

          "Lien" means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Material" shall mean having or likely to have a cost or an adverse impact on the Company in excess of $100,000.

          "Material Adverse Change" means any material adverse change in the business, properties, results of operations, prospects or condition (financial or otherwise) of the Company other than general changes in the economy or general market changes.

          "Operating Agreement" means the Restated and Amended Operating Agreement dated as of the date hereof, by and among the Company and the owners listed on the signature pages thereto in the form attached hereto as Exhibit "D".

          "Order" means any order, injunction, judgment, decree, ailing, writ, assessment or arbitration award.

          "Permits" means any approvals, authorizations, consents, licenses, permits or certificates by any Governmental Body.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Public Offering" means a firm commitment underwritten public offering of Common Shares of the Company pursuant to an effective registration statement under the Securities Act of 1933, as then in effect or any comparable statement under any similar federal statute then in force or effect.

          "Qualified Public Offering" shall have the meaning set forth in the Certificate of Determination.

          "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company, including the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater, or property.

          "Remedial Action" means all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring any Facility into compliance with all Environmental Laws and Environmental Permits.

          "Representatives" of a Person means its officers, Employees, agents, legal advisors and accountants.

          "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

          8.2    Expenses.    The Company and each Purchaser shall pay their own fees and expenses incurred in connection with this transaction, including legal expenses and out-of pocket expenses. The Company shall pay all stamp and other taxes which maybe payable in respect of the execution and delivery of this Agreement, the Transaction Documents, or the issuance, delivery or acquisition of the Preferred Shares and all blue sky expenses.

          8.3    Specific Performance.    The Company acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchasers and that the Purchasers will not have an adequate remedy at law. Therefore, the obligations of the Company under this Agreement, including, without limitation, the Company's obligation to sell the Preferred Shares to the Purchasers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          8.4    Further Assurances.    The parties agree to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          8.5    Submission to Jurisdiction; Consent to Service of Process.    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of Clark, State of Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          8.6    Entire Agreement; Amendments and Waivers.    This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Company and the owners of at least 66 2/3% of the outstanding Preferred Shares and any such amendment or waiver shall be binding on all parties hereto. No amendment, supplement, change or waiver may be made so as to adversely affect any Purchaser in a manner disproportionate to the effect on each other Purchaser without the consent of such affected Purchaser. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          8.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflict of laws thereunder which would specify the application of the law of another jurisdiction.

          8.8    Table of Contents; Headings; Interpretive Matters.    The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          8.9    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

  If to the Company, to:

      ALLEGIANT AIR, LLC
      3301 N. Buffalo Drive, Suite B-9
      Las Vegas, Nevada 89129
      Attn: Maurice J. Gallagher, Jr.

  With a copy (which shall by itself not constitute notice) to:

      Robert B. Goldberg
      Ellis, Funk, Goldberg, Labovitz and Dokson, P.C.
      3490 Piedmont Road, NE, Suite 400
      Atlanta, Georgia 30305

  If to ComVest:

      ComVest Investment Partners II LLC
      One North Clematis Street
      Suite 300
      West Palm Beach, Florida 33401
      Attention: Carl Kleidman

  With a copy (which shall by itself not constitute notice) to:

      Alan I. Annex, Esq.
      Greenberg Traurig, LLP
      The MetLife Building
      200 Park Avenue
      New York, New York 10166

  If to any other Purchaser, at the address indicated on Exhibit A.

  All notices are effective upon receipt or upon refusal if properly delivered.

          8.10    Severability.    If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

          8.11    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (as permitted in accordance with the terms of this Agreement). Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or the Purchasers (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that a Purchaser may assign its rights under this Agreement and any or all rights and obligations hereunder, in whole or in part, to any Affiliate of the Purchaser, but any such assignment shall not relieve the Purchaser of their respective obligations hereunder. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of any Purchaser as a purchaser or holder of Preferred Shares (or any securities pursuant to which such Preferred Shares may be converted or exercised into) are also for the benefit of and enforceable by, any subsequent Affiliate of the Purchaser who holds such securities. Upon any permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

          8.12    Attorneys' Fees.    If any party to this Agreement shall take any action to enforce this Agreement or bring any action for any relief against any other party arising out of this Agreement, the losing party shall pay to the prevailing party such party's reasonable attorneys' fees and costs incurred in litigating such suit or enforcing any judgment granted therein.

          8.13    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        [Remainder of this page intentionally left blank]

Signature Page to Securities Purchase Agreement

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to b executed by their respective officers thereunto duly authorized, as of the date first written above.

ALLEGIANT AIR, LLC
By:	/s/ Maurice J. Gallagher, Jr. Name: Maurice J. Gallagher, Jr. Title:

PURCHASERS:
COMVEST ALLEGIANT HOLDINGS LLC
By:	/s/ Robert L. Priddy
Name:	Robert L. Priddy
Title:
DARLEY PROPERTIES LIMiTED
By:	/s/ Declan Ryan
Name:	Declan Ryan
Title:	Director
/s/ Timothy P. Flynn TIMOTHY P. FLYNN
/s/ Donald J. Ellis DONALD J. ELLIS
/s/ David I. Funk DAVID I. FUNK
/s/ Robert B. Goldberg ROBERT B. GOLDBERG
/s/ Albert L. Labovitz ALBERT L. LABOVITZ
/s/ Robert N. Dokson ROBERT N. DOKSON

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SECURITIES PURCHASE AGREEMENT
W I T N E S S E T H
Signature Page to Securities Purchase Agreement